SAG Key Management

Over 300 Years of Combined Experience

President/CEO - Mr. Jag Dilon

Jag has over 28 years of experience in the Aviation industry, accumulating over 5000 hours in various aircraft (Pistons/Turbines/Jets). He has owned and managed various successful ground and aviation transportation enterprises.

COO – Mr. Dave Taylor

Dave has over 40 years of experience in the aviation industry including executive positions as President, Air Ontario, Air Jamaica, Sunquest West and Managing Director - Air Canada Cargo. Dave has a respected reputation in both the cargo and passenger aviation communities and brings a wealth of knowledge and expertise to Service Air.

CFO – Mr. Mohammad Sultan

Mr. Sultan has over 15 years of diversified experience in the corporate infrastructure, business development and financing. He has established multiple enterprises in his career and been a self-employed, successful businessman since 1988.

Corporate Controller - Mr. Karl Dhillon

Karl has over 15 years of accounting and finance experience working in service, manufacturing, and financial industries. This includes working at both the field and head office level. Karl has held previous positions as Corporate Controller, Financial Analyst and Treasury Analyst.

VP - Business Development: Asia - Dr. Alfred Wong

Dr. Wong attended the University of Alberta, earned a Bachelor of Science in Biology and Doctor of Dental Surgery. He earned an MBA in International Management from Asia Pacific International University. He currently has his own private dental practice in Vancouver, experience 20 years.

Airport Operations Manager/Safety Officer - Mr. Dennis Mulholland

Dennis commenced his operational ramp experience in 1980. Drawing on this background he was involved in the handling and warehousing of air cargo. Over 17 years has been in the management of air cargo operations representing several domestic and international airlines, experience 26 years.

VP-Finance - Mahmood Mawji:

Mr. Mawji served major automobile dealers as Manager of Banking Centre for over 21 years, holds Bachelor of Commerce from UBC, expert advisor and coordinator in Banking, finance and insurance industries.

VP-Marketing – Magdalena Dorf:

Miss. Dorf has served various Big name companies like ORCO property Group, Marriott Hotel, IBM, Pricewaterhousecoopers on executive levels for over 11 Years.

Director of Maintenance – Peter Christian:

Mr. Christian has served various airlines as a director of maintenance, airworthiness controller and Quality assurance manager, A/C mechanic & Engineer, supervisor and manager for over 34 Years.

Director of Quality Assurance – Parmjit Rai:

Mr. Rai has served various airlines and educational institutions as a director of maintenance, airworthiness controller and Quality assurance manager, A/C mechanic & Engineer, supervisor and manager for over 26 Years.

Director of Operations – Wayne Birch:

Mr. Birch has served various airlines as a Pilot, Chief Pilot, operations manager, and flight engineer for over 28 Years, his times are: Multiengine Command 6000 Hrs.+ Total command 6500 Hrs.+ Total time 16,000 Hrs.+.

IT/Security - Ryan Russell:

Mr. Russell has worked for several companies preformed security, safety and performance audits, installed and monitored surveillance/recording systems for investigations, streamlining operations and observation for over 13 Years.

Corporate Security - Mr. Ernie Codrington

Ernie came to Service Air in the fall of 2003, bringing with him over 30 years of law enforcement experience. Most recently he was with the British Columbia Department of Transport Commercial Inspection Branch, experience 33 years.

Technical Services Manager – Mr. Anurag Nandan

Anurag has been fascinated with computers since the age of 13, and has rarely seen a day when computers are not involved in his life. After completing his high school diploma, Anurag enrolled in webmaster program at Ai CDIS College. Anu brings a variety of skills which includes Photoshop, Flash, Java, networking, and MCSE training, experience 10 years.